EXHIBIT 5


                                              August 5, 2004



Edison Renewables, Inc.
1940 Deer Park Avenue
Deer Park, New York 11729

                  Re: Registration of 3,500,000 Common Shares, par value $.001 per share, under the Securities Act of 1933, as amended

Gentlemen:

     In our capacity as counsel to Edison Renewables, Inc., a Nevada corporation (the "Company"), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering the issuance of an aggregate of 3,500,000 Common Shares, par value $.001 per share, of the Company (the "Common Shares") pursuant to a Consulting Agreement dated August 3, 2004 between the Company and CJM Group, Inc. (the "Consulting Agreement").

     In that connection, we have examined the Articles of Incorporation, as amended to date and the By-Laws of the Company, as amended to date, the Registration Statement, the Consulting Agreement, an Opinion of Wolf, Rifkin, Shapiro & Shulman, LLP, dated August 3, 2004, addressed to this firm (the "Wolf Opinion") relating to the issuance of the Common Shares, the Affidavit of Paul
S. Steo sworn to on August 4, 2004 (the "Affidavit"), and are familiar with corporate proceedings of the Company relating to the issuance of the Common Shares. We have also examined such other instruments and documents as we deemed relevant under the circumstances.

     For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof, (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings, (vi) based solely on the Affidavit, that Paul Steo is the duly elected and qualified sole director of the Company, and (vii) the accuracy of the Wolf Opinion. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.


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Edison Renewables, Inc.
August 5, 2004
Page 2


     Based upon and subject to the foregoing, including without limitation, our reliance on the Wolf Opinion, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued pursuant to the terms of the Consulting Agreement, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.

     This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

     We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.


                                        Very truly yours,

                                        CERTILMAN BALIN ADLER & HYMAN, LLP


                                        By: /s/ Gavin C. Grusd
                                            --------------------------------
                                            Gavin C. Grusd, a Member of the Firm